Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $5,122.

72DD1 		Class A	8,433
		Class B	2,729
      		Class C	142

72DD2		Class M	2,559
		Class R	0


73A1		Class A	0.968
		Class B	0.919
		Class C	0.917

74A2		Class M	0.951
		Class R	0.925


74U1		Class A	8,742
		Class B	2,634
		Class C	141

74U2		Class M	2,570
		Class R	0


74V1		Class A	12.17
		Class B	12.13
		Class C	12.14

74V2		Class M	12.10
		Class R	12.16